SCHEDULE 1A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                       American Biogenetic Sciences, Inc.
                       ----------------------------------
                (Name of Registrant as Specified in Its Charter)


            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                       AMERICAN BIOGENETIC SCIENCES, INC.

                                1375 AKRON STREET
                            COPIAGUE, NEW YORK 11726
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              --------------------

                                  June 18, 1998
                              --------------------

            NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of American Biogenetic Sciences, Inc., a Delaware corporation (the "Company"), will be held at Boston University, 595 Commonwealth Avenue, Boston, Massachusetts, on Thursday, June 18, 1998 at 3:00 p.m., Eastern Daylight Savings Time. The following matters are to be presented for consideration at the meeting:

                  1. The  election  of seven  directors  to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

                  2. A proposal to approve an  amendment to the  Company's  1996
            Stock Option Plan to increase the number of shares of Class A Common Stock which may be issued thereunder from 1,000,000 to 2,000,000 shares;

                  3. A proposal to ratify the  selection of Arthur  Andersen LLP as the Company's independent auditors for the year ending December 31, 1998; and

                  4. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

            The close of business on April 20, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the Boston offices of the Company, 801 Albany Street, Boston, Massachusetts.

                                             By Order of the Board of Directors,

                                                    Timothy J. Roach
                                                       Secretary


Copiague, New York
May 15, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                       AMERICAN BIOGENETIC SCIENCES, INC.

                                1375 Akron Street
                            Copiague, New York 11726

                              --------------------

                                 PROXY STATEMENT
                              --------------------

            This Proxy Statement is furnished to the holders of Class A Common Stock ("Class A Common Stock") and to the sole holder of Class B Common Stock ("Class B Common Stock") of American Biogenetic Sciences, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies in the accompanying form ("Proxy" or "Proxies") to be used at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, June 18, 1998, at 3:00 p.m., Eastern Daylight Savings Time, at Boston University, 595 Commonwealth Avenue, Boston, Massachusetts, and at any adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. It is anticipated that this Proxy Statement and the Proxies will be mailed to stockholders on or about May 15, 1998. The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Class A Common Stock for their expenses in forwarding Proxies and Proxy soliciting materials to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview. Proxies properly executed and received in time for the Meeting will be voted. A stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Company, 1375 Akron Street, Copiague, New York 11726, Attention: Secretary, by a duly executed proxy of later date, or by voting in person at the Meeting.

            The close of business on April 20, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting (the "Record Date"). There were outstanding, as of the close of business on that date, 19,635,645 shares of Class A Common Stock and 1,725,500 shares of Class B Common Stock. A majority of the total of such outstanding shares of Class A Common Stock and Class B Common Stock, represented in person or by Proxy at the Meeting, is required to constitute a quorum for the transaction of business at the Meeting. Holders of Class A Common Stock have one vote for each share thereof held of record and the holder of Class B Common Stock has ten votes for each share thereof held of record. The Class A Common Stock and Class B Common Stock will vote as one class on all matters proposed herein to be submitted to stockholders at the Meeting. Proxies submitted which contain abstentions or broker nonvotes will be deemed present at the Meeting in determining the presence of a quorum. Shares subject to abstentions with respect to any matter are considered shares entitled to, and voted, with respect to that matter. Shares subject to broker nonvotes with respect to any matter are not considered as shares entitled to vote with respect to that matter. Therefore, abstentions will, in effect, be deemed negative votes on each proposal, but broker nonvotes will not affect the results of any of the matters proposed herein to be submitted to stockholders at the Meeting.

            Unless otherwise specified, all Proxies received will be voted for the election of all nominees named herein to serve as directors, in favor of approval of the amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Class A Common Stock which may be issued thereunder, and to ratify the selection of Arthur Andersen LLP as the Company's independent auditors. The Board of Directors does not intend to bring before the Meeting any matter other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

                          SECURITY HOLDINGS OF CERTAIN
                      STOCKHOLDERS, MANAGEMENT AND NOMINEES

            The following table sets forth information as at the Record Date with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation" and (iv) all executive officers and directors of the Company as a group. Each share of Class A Common Stock is entitled to one vote per share while each share of Class B Common Stock is entitled to ten votes per share. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.

                            Class A Common Stock(1)        Class B Common Stock
                            -----------------------        --------------------
                                             Percent                    Percent
Beneficial Owner            No. Shares       of Class      No. Shares   of Class
-----------------          ------------      --------      ----------   --------

Alfred J. Roach(2)           3,668,750(2)       16.3%       1,725,500    100%

Stephen H. Ip                   71,668(3)        *               --       --

Ellena M. Byrne                200,000(3)(4)     1.0%            --       --

Timothy J. Roach               595,000(3)        2.9%            --       --

Gustav V. R. Born               20,000(3)        *               --       --

Joseph C. Hogan                 50,000(3)        *               --       --

William G. Sharwell             55,000(3)        *               --       --

All executive officers
 and directors as a group
 (10 persons, including
  the foregoing)             4,930,918(5)       20.8%       1,725,500    100%

---------------------------
(1) Asterisk indicates less than one percent. Shares of Class A Common Stock subject to issuance upon conversion of Class B Common Stock into Class A Common Stock and upon exercise of options that were exercisable on, or become exercisable within 60 days after, the Record Date are considered owned by the holder thereof and outstanding for purposes of computing the percentage of outstanding Class A Common Stock that would be owned by such person, but (except for the computation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for purposes of computing the percentage of outstanding Class A Common Stock owned by any other person.

(2) The address of Mr. Roach is Route 2 - Kennedy Avenue, Guaynabo, Puerto Rico 00657. Beneficial ownership of Class A Common Stock includes 1,725,500 shares of Class A Common Stock issuable upon conversion of the same number of shares of Class B Common Stock on a share for share basis and 1,160,000 shares of Class A Common Stock subject to outstanding options.

                                              (Footnotes continued on next page)

(3)   Includes  shares of Class A Common  Stock  subject to options as  follows:
      Stephen H. Ip, 66,668; Ellena M. Byrne, 165,000 (including 10,000 shares subject to options held by her husband); Timothy J. Roach, 595,000; Gustav V.R. Born, 20,000; Joseph C. Hogan, 40,000; and William G. Sharwell, 45,000.

(4) Includes 10,000 shares owned by Ms. Byrne's son. The inclusion of these amounts should not be construed as an admission that Ms. Byrne is the beneficial owner of these shares.

(5) Includes 1,725,500 shares of Class A Common Stock issuable upon conversion of the same number of shares of Class B Common Stock and 2,336,668 shares of Class A Common Stock subject to outstanding options.


                                   PROPOSAL 1.

                              ELECTION OF DIRECTORS

            The Company's By-Laws provide that the number of members of the Board of Directors shall be not less than three or more than nine, the exact number to be fixed by resolution of the Board of Directors. The Board of Directors presently consists of seven members. Each of the nominees, other than Stephen H. Ip (who was elected as a director by the Board in January 1998), has been previously elected by stockholders of the Company.

            Unless authority to do so is withheld, Proxies will be voted at the Meeting for the election of each of the nominees named below to serve as directors of the Company until the next annual meeting of stockholders and until their respective successors are elected and qualified. In the event that any of the nominees should become unavailable or unable to serve for any reason, the holders of Proxies have discretionary authority to vote for one or more alternate nominees designated by the Board of Directors. The Company believes that all of the nominees are available to serve as directors.

BACKGROUND OF NOMINEES

            Alfred J. Roach, 82, has been Chairman of the Board of Directors of the Company since its organization in September 1983 and, from September 1983 until October 1988, also served as President of the Company. Mr. Roach has served as Chairman of the Board and/or President of TII Industries, Inc. ("TII"), a corporation engaged in manufacturing and marketing telecommunications products, and its predecessor since its founding in 1964. Mr. Roach devotes a majority of his time to the business of the Company.

            Stephen H. Ip, Ph.D., 51, joined the Company in January 1997 as Executive Vice President and Chief Operating Officer and was elected President and a director, in addition to continuing as Chief Operating Officer, in January 1998. Prior to joining the Company, Dr. Ip served as Vice President, Corporate and Business Development of Paracelsian, Inc., a publicly-held company engaged in clinical and pre-clinical development of drugs and supplements for the treatment of AIDS and cancer, from February, 1996. From 1990 through December 1995, Dr. Ip served as President, Chief Operating Officer and director of CytoMed, Inc., a biopharmaceutical company engaged in the research and development of synthetic chemical drugs and recombinant proteins for the treatment of acute and chronic diseases. From 1984 through 1989, he was Vice President and a scientific co-founder of T Cell Sciences, Inc., a biotechnology company.

            Ellena M. Byrne, 47, has been Executive Vice President and a director of the Company since March 1995. From January 1986 until December 1991, Ms. Byrne served as Vice President-Administration of the Company and, from December 1991 until March 1995, Ms. Byrne served in various capacities with the Company, including Director of Operations for Europe and Asia.

            Timothy J. Roach, 51, has been Treasurer, Secretary and a director of the Company since September 1983. He has also been affiliated with TII since 1974, serving as its President since July 1980, Chief Operating Officer since May 1987, Vice Chairman of the Board since October 1993, Chief Executive Officer since January 1995 and a director since January 1978. Mr. Roach devotes such time as is necessary to the business of the Company to discharge his duties as Treasurer, Secretary and a director. Timothy J. Roach is the son of Alfred J. Roach.

            Gustav Victor Rudolf Born, M.D., D.Phil., F.R.S., 76, has been a director of the Company since January 1997. Since 1988, Dr. Born has been Research Director of The William Harvey Research Institute at St. Bartholomew's Hospital Medical College, London, England and Emeritus Professor of Pharmacology in the University of London. Among Dr. Born's distinctions, appointments and activities are: Fellowship and Royal Medal of the Royal Society; and Foundation President of the British Society for Thrombosis and Haemostasis.

            Joseph C. Hogan, Ph.D., 75, has been a director of the Company since December 1983. Dr. Hogan served as Dean of the College of Engineering of the University of Notre Dame from 1967 to 1981, following which he performed various services for the University of Notre Dame until 1985, where he remains Dean Emeritus. From 1985 until his retirement in 1987, Dr. Hogan was Director of Engineering Research and Resource Development at Georgia Institute of Technology ("Georgia Tech"). Dr. Hogan is a director of TII.

            William G. Sharwell, D.C.S., 77, has been a director of the Company since October 1986. Dr. Sharwell was President of Pace University in New York from 1984 until his retirement in 1990. He was Senior Vice President of American Telephone & Telegraph Company between 1976 and 1984, and previously served as Executive Vice President of Operations of New York Telephone Company. Dr. Sharwell serves on the Board of Directors of TII and as an independent general partner of Equitable Capital Partners, L.P. and Equitable Capital Partners (Retirement Fund), L.P., registered investment companies under the Investment Company Act of 1940.

MEETINGS OF THE BOARD OF DIRECTORS

            During the year ended December 31, 1997, the Board of Directors held two meetings and acted by unanimous written consent on ten occasions following informal discussions. Each director was present at all of the meetings of the Board of Directors and committees of the Board on which such director served that were held during the period in 1997 such person served as a director, except that Dr. Born was not present at one of the two Board meetings held during 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

            The Board of Directors has an Audit and Compensation Committee, but does not have a nominating committee.

            The Audit Committee, which consists of Messrs. Hogan and Sharwell, is authorized to examine and consider matters related to the audit of the Company's accounts, the financial affairs and accounts of the Company, the scope of the independent auditors' engagement and their compensation, the effect on the Company's financial statements of any proposed changes in generally accepted accounting principles, disagreements, if any, between the Company's independent auditors and management, and matters of concern to the independent auditors resulting from the audit, including the results of the independent auditors' review of internal accounting controls. This committee is also authorized to nominate independent auditors, subject to approval by the Board of Directors. The Audit Committee held two meetings during 1997.

            The Compensation Committee is authorized to consider and recommend to the Board of Directors the salaries, bonuses and other compensation arrangements with respect to the executive officers of the Company. This Committee is also empowered to grant all options under, and administer, the Company's stock option plans. The Compensation Committee is further empowered to examine, administer and make recommendations to the full Board with respect to other employee benefit plans and arrangements of the Company. The Compensation Committee presently consists of Messrs. Joseph C. Hogan and William G. Sharwell. The Compensation Committee acted by unanimous written consent on twelve occasions during 1997 following informal discussions.

REMUNERATION OF DIRECTORS

            Directors receive no compensation for service on the Board. Each director serving on the Audit Committee receives a fee of $600 for each meeting of the committee attended by that director in person and not telephonically. All directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

            The Company's 1993 Non-Employee Director Stock Option Plan, approved by stockholders at the Company's 1993 Annual Meeting of Stockholders, provides for the automatic grant of an option to purchase 10,000 shares of the Company's Class A Common Stock to each non-employee director holding office immediately after each annual meeting of stockholders. The exercise price for each option is equal to the fair market value of the Company's Class A Common Stock on the date of grant. All options have a term of five years and are exercisable, on a cumulative basis, at the rate of one quarter of the number of shares subject to the option in each year commencing one year after the date of the grant.

            See "Executive Compensation" for information concerning the compensation of Mr. Alfred J. Roach and Dr. Stephen H. Ip for their services as executive officers of the Company. The Company is also a party to an employment agreement dated October 1, 1996 with Ms. Ellena M. Byrne, pursuant to which Ms. Byrne is serving as Executive Vice President of the Company. The Employment Agreement provides for a term extending, subject to certain terms and conditions, until September 30, 2001. Ms. Byrne's current annual salary is U.S. $18,200 and (pound)50,000 Irish Pounds (approximately U.S. $68,000 at March 31,
1998). Dr. Born serves as a consultant to the Company for which he receives compensation at the rate of $12,000 per annum.

REQUIRED VOTE

            A plurality of the votes cast at the Meeting by the holders of Class A Common Stock and Class B Common Stock voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share, will be required for the election of directors. The Board of Directors recommends that stockholders vote FOR each of Alfred J. Roach, Stephen
H. Ip, Ellena M. Byrne, Timothy J. Roach, Gustav V.R. Born, Joseph C. Hogan and William G. Sharwell to serve as directors of the Company.

                               EXECUTIVE OFFICERS

            The executive officers of the Company, in addition to Alfred J. Roach, Stephen H. Ip, Timothy J. Roach and Ellena M. Byrne (whose backgrounds are described under the caption "Election of Directors - Background of Nominees" above), are:

            Emer Leahy,  Ph.D.,  32,  rejoined  the  Company in  December  1997, serving as Senior Vice President- Business Development. From April 1995 to December 1997, Dr. Leahy was employed by AMBI, Inc., a biotechnology and nutraceutical company, as Vice President-Product Development and Director-Business Development, where she coordinated licensing technologies and products as well as participating in corporate acquisitions. From April 1994 to April 1995, Dr. Leahy was Vice President-Neuroscience and, from August

1993 to April 1994, was Vice President-Regulatory Affairs of the Company. From February 1992 until August 1993, Dr. Leahy was employed by Boehringer Ingelheim, GmbH, a multinational pharmaceutical company, where she coordinated clinical trials in Ireland. In addition, from October 1991 to August 1993, Dr. Leahy was lecturer in Pharmacology at the Royal College of Surgeons of Ireland.

            James H. McLinden, Ph.D., 47, has been Vice President - Molecular Biology of the Company since November 1991. Prior thereto (and since joining the Company in January 1987), Dr. McLinden served as Director of Molecular Biology of the Company.

            Josef C. Schoell, 48, joined the Company in July 1992 as its Controller and was elected Vice President- Finance and Chief Financial Officer of the Company in July 1995. Mr. Schoell is a Certified Public Accountant in the State of New York.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

            The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company during 1995, 1996 and 1997 of the Company's chief executive officer and the executive officers of the Company whose annual cash compensation for 1997 exceeded $100,000:

                                                    ANNUAL          LONG-TERM
                                                 COMPENSATION      COMPENSATION
  NAME AND                                     -----------------   ------------
  PRINCIPAL POSITION                   YEAR    SALARY      BONUS     OPTIONS
  ------------------                   ----    -----------------     -------

Alfred J. Roach, Chairman              1997   $250,000       --         --
  of the Board and Chief               1996   $250,000       --         --
  Executive Officer                    1995   $250,000       --      135,000

Stephen H. Ip, Executive Vice          1997   $146,000   $ 25,000    200,000
  President and Chief Operating
  Officer (1)

Josef C. Schoell, Vice President-      1997   $103,000       --       25,000
  Finance                              1996   $ 95,000       --       10,000
                                       1995   $ 76,000       --       60,000

Paul E. Gargan, Former President       1997   $137,000       --         --
                                       1996   $162,000       --         --
                                       1995   $150,000       --       31,500

--------------------

(1) Dr. Ip joined the Company in January 1997 and was elected President of the Company in January 1998.

OPTION GRANTS IN LAST FISCAL YEAR

           The following table contains information concerning options to purchase shares of the Company's capital stock granted by the Company during the year ended December 31, 1997 to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted by the Company.

                                         INDIVIDUAL OPTIONS                    POTENTIAL
                   -------------------------------------------------------     REALIZABLE VALUE
                                 PERCENT                                       AT ASSUMED ANNUAL
                   NUMBER OF     OF TOTAL                                      RATES OF STOCK
                   SHARES        OPTIONS                                       PRICE APPRECIATION
                   UNDERLYING    GRANTED TO     EXERCISE                       FOR OPTION TERM (2)
                   OPTIONS       EMPLOYEES IN   PRICE          EXPIRATION      -------------------
  NAME             GRANTED(1)    FISCAL YEAR    PER SHARE(1)   DATE             5%            10%
  ----             ----------    -----------    ------------   -----------     ----          ----
Stephen H. Ip        200,000         21.8%        $3.66          1/02/2007   $460,351     $1,166,619

Josef C. Schoell      25,000          2.7%        $3.47          1/20/2007   $ 54,557     $  138,257

-------------
(1) Exercisable as to 25% of the number of shares of Class A Common Stock underlying the option commencing six months after the date of grant, on a cumulative basis. The exercise price of each of the options granted to Messrs. Ip and Schoell is the market value of the Class A Common Stock on the date of grant.

(2) These are hypothetical values using assumed compound growth rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market price of the Company's Class A Common Stock.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

            No options to purchase  shares of the  Company's  capital stock were exercised during 1997 by the executive officers named in the Summary Compensation Table. The following table contains information concerning the number of shares of Class A Common Stock underlying unexercised options held at December 31, 1997 by the executive officers named in the Summary Compensation Table.

                                 VALUE OF                   VALUE OF
                                 NUMBER OF                  UNEXERCISED
                                 UNEXERCISED                IN-THE-MONEY
                                 OPTIONS HELD AT            OPTIONS HELD AT
                                 FISCAL YEAR-END (#)        FISCAL YEAR-END($)
                                 (EXERCISABLE/              (EXERCISABLE/
              NAME               UNEXERCISABLE)             UNEXERCISABLE(1)
              ----               -------------------        ----------------
          Alfred J. Roach          1,160,000/    0          $      0/$    0
          Stephen H. Ip                  0  /200,000        $      0/$    0
          Josef C. Schoell            95,000/130,000        $  9,375/$    0
          Paul E. Gargan(2)          164,000/    0          $  4,922/$    0
--------------

(1) The closing price of the Company's Class A Common Stock The Nasdaq Stock Market's National Market on December 31, 1997 less the exercise price of each option.

(2)   Excludes options held by Dr. Gargan's wife.

EMPLOYMENT AGREEMENTs

            The Company is a party to an employment  agreement  with Dr. Stephen
H. Ip, dated December 16, 1996, under which Dr. Ip is serving as President of the Company. The agreement provides for a term expiring December 31, 1999, with the Company and Dr. Ip having the right to terminate the agreement without cause on thirty and sixty days' notice, respectively. In the event of termination of the agreement by the Company without cause, Dr. Ip is to remain as a consultant to the Company at his then existing compensation for a period of one year, provided that the consulting and compensation arrangement is to terminate if Dr. Ip enters into full-time employment with a third party. Under the agreement, Dr. Ip's current annual salary is $175,000 per annum. Dr. Ip recieved a one-time $25,000 bonus in connection with his entering into the agreement and is entitled to an annual bonus of up to 20% of his annual salary based on goals mutually agreed upon between the Company and Dr. Ip.

            The Company is also a party to an employment agreement with Dr. Emer Leahy, dated November 12, 1997, under which Dr. Leahy is serving as Senior Vice President-Business Development of the Company. The agreement provides for a term expiring November 30, 2001. Under the agreement, Dr. Leahy's current annual salary is $150,000 per annum. Dr. Leahy is entitled to annual bonuses and salary increases based upon performance, as well as reimbursement for tuition fees for an Executive MBA program.

            As part of their respective employment agreements, Drs. Ip and Leahy have agreed not to disclose confidential information about the Company during or after employment and not to compete with the Company during their term of employment and, in certain instances, following employment.

REPORT OF COMPENSATION COMMITTEE CONCERNING EXECUTIVE COMPENSATION

            The Compensation Committee of the Board of Directors, consisting of Messrs. Joseph C. Hogan and William G. Sharwell, "non-employee" directors, within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and "outside directors", within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), is authorized to consider and recommend to the Board of Directors salaries, bonuses and other compensation arrangements for executive officers and to grant all options under, and administer, the Company's employee stock option plans.

            The Compensation Committee believes that the Company, as a development stage company, should create compensation packages to attract and retain executives who can bring the experience and skills to the Company necessary for the development of the Company and development and marketing of its products. To date, this has been accomplished by utilizing salary as the base compensation and stock options to promote long-term incentives and, in one case, a bonus as an inducement to an executive to join the Company. As the Company grows, other forms of annual and long-term compensation arrangements may be developed to provide appropriate incentives and to reward specific accomplishments.

            In determining base salaries, the Compensation Committee examines, among other factors, the executive's performance, degree of responsibility and experience, as well as general employment conditions, competition and economic factors. No specific weights are assigned to any of the factors employed by the Compensation Committee. In 1997, the salaries of certain executive officers were increased, using subjective standards, to recognize their performance.

            The Compensation Committee also makes use of stock options to provide long-term incentive compensation to many of the Company's employees, including executive officers, enabling them to benefit, along with all stockholders, if the market price for Class A Common Stock rises. The Compensation Committee believes that the use of stock options ties employee interests to those of the Company's stockholders through stock ownership and potential stock ownership, while also providing the Company with a means of compensating employees using a method which enables the Company to conserve its available cash for operations and product development. To assure the long-term nature of the incentive, options granted have generally not become exercisable during the first year after grant and thereafter have become exercisable over a period of two to four years. Decisions of the Compensation Committee as to option grants are based, in large measure, upon a review of such factors as the executive's level of responsibility, other compensation, accomplishments and goals, and when the last option was granted to such executive, as well as recommendations and evaluations of the executive's performance and prospective contributions by the Company's Chief Executive Officer. Determinations have been made subjectively without giving weight to specific factors.

            Chief Executive Officer Compensation. The salary of Alfred J. Roach, the Company's Chief Executive Officer has remained unchanged for the past five years, although he was granted options to purchase shares of the Company's Class A Common Stock during 1995 under the Company's 1986 Stock Option Plan in recognition of his efforts on behalf of the Company. No options were granted to Mr. Roach in 1996 or 1997.

            Certain Tax Legislation. Section 162(m) precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Certain "performance based compensation" is excluded from the deduction limitation. Any compensation resulting from the exercise of stock options granted by the Company should be eligible for exclusion since all options were either granted prior to the adoption of Section 162(m) or under a plan approved by the Company's stockholders which was designed to conform to regulations for determining whether options are deemed "performance based compensation." The Committee believes that the limitations on compensation deductibility under Section 162(m) will have no effect on the Company in the foreseeable future, and intends to take such action as may be necessary, including obtaining stockholder approval where required, in order for compensation not to be subject to the limitation on deductibility imposed by
Section 162(m) of the Code.


Respectfully submitted,


Joseph C. Hogan
William G. Sharwell

PERFORMANCE GRAPH

           The following graph compares the cumulative return to stockholders of Class A Common Stock from December 31, 1992 (the first point shown in the following graph) through December 31, 1997 with the Nasdaq Market Index and the Dow Jones Industry Group BTC - Biotechnology Index for the same period. The comparison assumes $100 was invested on December 31, 1992 in Class A Common Stock and in each of the comparison groups, and assumes reinvestment of dividends (the Company paid no dividends during the periods):




                               [GRAPHIC OMITTED]



--------------------------------------------------------------------------------
At December 31,                          1992   1993   1994   1995   1996   1997
--------------------------------------------------------------------------------
American Biogenetic Sciences              100     89     27     50     74     35
Peer Group Index                          100     94     83    144    149    160
NASDAQ Market Index                       100    120    126    163    203    248



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Class A Common Stock, to file initial reports of ownership, and reports of changes of ownership, of the Company's equity securities with the Securities and Exchange Commission and furnish copies of those reports to the Company. Based solely on a review of copies of the reports furnished to the Company, or written representation that no reports were required, the Company believes that all reports required to be filed by such persons with respect to the Company's year ended December 31, 1997 were timely filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           On January 17, 1997, November 26, 1997, December 15, 1997, December 30, 1997 and May 4, 1998, Mr. Alfred J. Roach purchased 100,000, 50,000,
100,000, 100,000 and 50,000 shares, respectively, of the Company's Class B Common Stock for $343,750, or $3.4375 per share; $109,375, or $2.1875 per share; $168,800, or $1.688 per share; $156,250, or $1.5625 per share; and $81,250, or
$1.625 per share, respectively, the closing bid prices of the Company's Class A Common Stock (into which the Company's Class B Common Stock is convertible on a share-for-share basis) on The Nasdaq Stock Market's National Market on the respective dates.

                                   PROPOSAL 2.

                 APPROVAL OF AN AMENDMENT OF THE COMPANY'S 1996
               STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES
                   OF CLASS A COMMON STOCK ISSUABLE THEREUNDER

            At the Company's 1996 annual meeting, stockholders approved the Company's 1996 Stock Option Plan (the "Plan") to provide an incentive to employees of, and consultants to, the Company and its present and future subsidiaries and to offer an additional inducement in obtaining the services of such persons through the grant of options to purchase shares of the Company's Class A Common Stock within the limits and subject to the terms and conditions of the Plan. The Plan is the only plan of the Company that presently permits the grant of options to employees of, or consultants to, the Company.

            The Plan, as adopted, presently authorizes the grant of options to purchase a maximum of 1,000,000 shares of Class A Common Stock. As of April 30, 1998, options to purchase an aggregate of 906,000 shares of Class A Common Stock are outstanding, leaving only 94,000 shares (together with any shares subject to options which become available for grant in the event of any expiration, cancellation or termination of unexercised options) available for future grant.

            The Board of Directors believes that the Plan serves the purposes for which it was intended and has authorized an amendment to increase the number of shares of Class A Common Stock authorized for issuance under the Plan by an aggregate of 1,000,000 shares (subject to possible adjustments as described below under "Adjustment in the Event of Capital Changes").

            The following summary of certain material features of the 1996 Plan.

SHARES SUBJECT TO THE OPTION PLAN AND ELIGIBILITY

            The Plan authorizes the grant of options to purchase a maximum of 1,000,000 shares (which will be increased to 2,000,000 shares if the proposed amendment to the Plan is approved by stockholders at the Meeting) of the Company's Class A Common Stock (subject to adjustment as described below) to employees of, and to consultants to (including officers and directors who are employees or consultants), the Company or any of its present and future subsidiaries. Upon expiration, cancellation or termination of unexercised options, the shares of the Company's Class A Common Stock subject to such options will again be available for the grant of options under the Plan.

TYPE OF OPTIONS

            Options granted under the Plan may either be incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options which do not qualify as ISOs ("NQSOs"). ISOs, however, may only be granted to employees.

ADMINISTRATION

            The Plan is to be administered by the Board of Directors or, to the extent the Board may determine, a committee of the Board (the "Committee") consisting of at least two members of the Board, each of whom is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It is also intended that each member of the Committee will be an "outside director" within the meaning of
Section 162(m) of the Code. The Plan is currently being administered by the Compensation Committee of the Board. References in the following discussion to powers and actions that may be taken by the Committee include powers and actions that may also be taken by the Board of Directors.

            Among other things, the Committee is empowered to determine, within any express limits contained in the Plan, the employees and consultants to be granted options, whether an option granted to an employee is to be an ISO or an NQSO, the number of shares of Class A Common Stock to be subject to each option, the exercise price of each option, the term of each option, the date each option shall become exercisable as well as any terms, conditions or installments relating to the exercisability of each option, whether to accelerate the date of exercise of any option or installment and the form of payment of the exercise price, to construe each stock option contract ("Contract") between the Company and an optionee and, with the consent of the optionee, to cancel (which could be in conjunction with the grant of a new option at a lower exercise price or on different terms and conditions) or modify an option. The Committee is also authorized to prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations necessary or advisable for administering the Plan.

TERMS AND CONDITIONS OF OPTIONS

            Options granted under the Plan are subject to, among other things, the following terms and conditions:

            (a) The exercise price of each option will be determined by the Committee; provided, however, that the exercise price of an ISO may not be less than the fair market value of the Company's Common Stock on the date of grant (110% of such fair market value, in the case of an ISO, if the optionee owns (or is deemed to own) more than 10% of the voting power of the Company).

            (b) Options may be granted for terms determined by the Committee; provided, however, that the term of an ISO may not exceed ten years (five years, in the case of an ISO, if the optionee owns (or is deemed to own) more than 10% of the voting power of the Company).

            (c) The maximum number of shares of the Company's Class A Common Stock for which options may be granted to an employee in any calendar year is 150,000. In addition, the aggregate fair market value of shares with respect to which ISOs may be granted to an employee under all option plans of the Company which are exercisable for the first time during any calendar year may not exceed $100,000.

            (d) The exercise price of each option is payable in full upon exercise or, if the applicable Contract permits, in installments. Payment of the exercise price of an option may be made in cash, or, if the applicable Contract permits, in shares of the Company's Class A Common Stock or any combination thereof.

            (e) Options may not be transferred other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

            (f)   Except  as  may  otherwise  be  provided  in  the   applicable
Contract, if the optionee's relationship with the Company as an employee or consultant is terminated for any reason other than death or disability, the option may be exercised, to the extent exercisable at the time of termination of such relationship, within three months thereafter, but in no event after the expiration of the term of the option; provided, however, that if the relationship is terminated either for cause or without the consent of the Company, the option will terminate immediately. Options are not affected by a change in the status of an optionee so long as the optionee continues to be an employee of, or a consultant to, the Company. In the case of the death of an optionee while an employee or consultant (or, generally, within three months after termination of such relationship, or within one year after termination of employment by reason of disability), except as otherwise provided in the Contract, the optionee's legal representative or beneficiary may exercise the option, to the extent exercisable on the date of death, within one year after such date, but in no event after the expiration of the term of the option. An optionee whose relationship with the Company is terminated by reason of disability may exercise the option, to the extent exercisable at the time of such termination, within one year thereafter, but not after the expiration of the term of the option.

            (g) The Company may withhold cash and/or shares of the Company's Class A Common Stock having an aggregate value equal to the amount which the Company determines is necessary to meet its obligations to withhold any federal, state and/or local taxes or other amounts incurred by reasons of the grant or exercise of an option or the disposition of shares acquired upon the exercise of the option. Alternatively, the Company may require the optionee to pay the Company such amount, in cash, promptly upon demand.

ADJUSTMENT IN EVENT OF CAPITAL CHANGES

            Appropriate adjustments will be made in the number and kind of shares available under the Plan, in the number and kind of shares subject to each outstanding option and the exercise prices of such options, as well as the limitation on the number of shares that may be granted to any employee in any calendar year, in the event of any change in the Company's Class A Common Stock by reason of any stock dividend, split-up, combination, reclassification, recapitalization, spin-off, merger in which the Company is not the surviving corporation, exchange of shares or the like. In the event of the liquidation or dissolution of the Company, or a merger in which the Company is not the surviving corporation or a consolidation, any outstanding options shall terminate upon the earliest of any such event, unless other provision is made therefor in the transaction.

DURATION AND AMENDMENT OF THE PLAN

            No option may be granted under the Plan after March 28, 2006. However, the Board of Directors may at any time terminate or amend the Plan; provided that, without the approval of the Company's stockholders, no amendment may be made which would (a) except as a result of the anti-dilution adjustments described above, increase the maximum number of shares available for the grant of options or increase the maximum number of shares covered by options that may be granted to an employee in any calendar year, (b) materially increase the benefits accruing to participants, or (c) change the eligibility requirements for persons who may receive options. No termination or amendment may adversely affect the rights of an optionee with respect to an outstanding option without the optionee's consent.

FEDERAL INCOME TAX TREATMENT

            The following is a general summary of the federal income tax consequences under current tax law of NQSOs and ISOs. It does not purport to cover all of the special rules, including the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

            An optionee does not recognize taxable income for federal income tax purposes upon the grant of a NQSO or an ISO.

            Upon the exercise of a NQSO, the optionee recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company generally is entitled to a deduction for such amount at that time. If the optionee later sells shares acquired pursuant to the exercise of a NQSO, he or she recognizes long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain.

            Upon the exercise of an ISO, the optionee does not recognize taxable income. If the optionee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee recognizes long-term capital gain or loss and the Company is not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, all or a portion of the gain is treated as ordinary income and the Company generally is entitled to deduct such amount.

            In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price therefor is an adjustment which increases alternative minimum taxable income. In addition, the optionee's basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the ISO adjustment) is allowed as a credit against the optionee's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

OPTIONS GRANTED DURING LAST FISCAL YEAR TO EMPLOYEES AND CONSULTANTS

            The grant of options is within the discretion of the Committee. Accordingly, the Company is unable to determine future options, if any, that may be granted to the persons or groups to which the following table pertains. Set forth under the caption "Executive Compensation - Option Grants in Last Fiscal Year", above, is information concerning options granted during the Company's fiscal year ended December 31, 1997 to the persons named in the Summary Compensation Table, each of which options was granted under the Plan. The following table sets forth the number of shares underlying options that were granted under the Plan during the Company's fiscal year ended December 31, 1997 to (i) all current executive officers as a group and (ii) all other current employees as a group, including current officers who are not executive officers:

                                                           NUMBER OF SHARES
CATEGORY OF OPTIONEE                                  UNDERLYING OPTIONS GRANTED
--------------------                                  --------------------------

Current executive officers as a group (6 persons,              420,000
   including the persons named in the Summary
   Compensation Table)
Other employees as a group (18 persons)                        166,000

            The Company's three non-employee directors, who were each granted options to purchase 10,000 shares of Class A Common Stock under the Company's 1993 Non-Employee Director Stock Option Plan in 1997 (see "Election of Directors
- Remuneration of Directors"), are not entitled to participate in the Plan.

            The exercise price of all of the foregoing options was at least 100% of the market value of the underlying shares on the date of grant. The foregoing table does not include any dollar value that may arise from a future increase in the market value of the Company's Class A Common Stock. On May 8, 1998, the closing price of the Company's Class A Common Stock on The Nasdaq Stock Market's National Market was $1.563 per share.

REQUIRED VOTE

            Approval of the proposed amendment to the Plan requires the affirmative vote of a majority of the shares of Class A Common Stock and Class B Common Stock present, in person or by proxy, at the Meeting and entitled to vote on this proposal, voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share. The Board of Directors recommends a vote FOR approval of this proposal.



                                   PROPOSAL 3.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

            The Board of Directors has selected the firm of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 31, 1998. Arthur Andersen LLP has acted for the Company in such capacity since 1989. The Board proposes that the stockholders ratify such selection at the Meeting.

            Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

REQUIRED VOTE

            The affirmative vote of a majority of the shares of Class A Common Stock and Class B Common Stock present, in person or by proxy, at the Meeting and entitled to vote on this proposal, voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share, will be required to adopt this proposal. The Board of Directors recommends that stockholders vote FOR approval of this proposal.

                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS

            From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be considered, such proposals must be submitted in writing on a timely basis. Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to the Company's next Annual Meeting of Stockholders must be received at 1375 Akron Street, Copiague, New York 11726, by January 15, 1999. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

            A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which has been filed with the Securities and Exchange Commission, is also available, without charge, to stockholders who are interested in more detailed information about the Company. Requests for a copy of that report should be addressed to Timothy J. Roach, Treasurer, at 1375 Akron Street, Copiague, New York 11726.

                                             By Order of the Board of Directors,


                                                      Timothy J. Roach
                                                         Secretary


May 15, 1998

                       AMERICAN BIOGENETIC SCIENCES, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 18, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints, as proxies for the undersigned, AIDA PADILLA, TIMOTHY J. ROACH and LEONARD W. SUROFF, or any one or more of them, with full power of substitution, to vote all shares of the capital stock of American Biogenetic Sciences, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 18, 1998, at 3:00 P.M., Eastern Daylight Savings Time, at Boston University, 595 Commonwealth Avenue, Boston, Massachusetts, and at any adjournments or postponements thereof, receipt of Notice of which meeting and the Proxy Statement accompanying the same being hereby acknowledged by the undersigned, upon the matters described in the Notice of Meeting and Proxy Statement and upon such other business as may properly come before the meeting and any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

      EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW AND ON THE REVERSE SIDE HEREOF. IF NO SPECIFICATIONS ARE MADE, THE PROXIES WILL BE VOTED FOR EACH LISTED NOMINEE TO SERVE AS A DIRECTOR AND FOR PROPOSALS 2 AND 3.

      A VOTE FOR EACH NOMINEE AND FOR PROPOSALS 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

      1.    Election of Directors (check one box only)

[_]   FOR EACH NOMINEE LISTED BELOW               [_]   WITHHOLD AUTHORITY
      (except as marked to the contrary below):         to vote for all nominees
                                                       listed below

            ALFRED J. ROACH, ELLENA M. BYRNE, STEPHEN H. IP, TIMOTHY J. ROACH, GUSTAV V. R. BORN, JOSEPH C. HOGAN and WILLIAM G. SHARWELL

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, CIRCLE THAT NOMINEE'S NAME IN THE ABOVE LIST)

                                    (continued and to be signed on reverse side)

2. To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Class A Common Stock that may be issued thereunder from 1,000,000 shares to 2,000,000 shares.


          FOR                 AGAINST                  ABSTAIN
          [_]                   [_]                      [_]




3. To ratify the selection of Arthur Andersen LLP as independent auditors for the Company.


          FOR                 AGAINST                  ABSTAIN
          [_]                   [_]                      [_]




                                                Dated:____________________, 1998


                                                ________________________________
                                                (SIGNATURE OF STOCKHOLDER)


                                                ________________________________
                                                (SIGNATURE OF STOCKHOLDER)


                                                NOTE:  PLEASE  SIGN YOUR NAME OR
                                                NAMES   EXACTLY   AS  SET  FORTH
                                                HEREON.    FOR   JOINTLY   OWNED
                                                SHARES,  EACH OWNER SHOULD SIGN.
                                                IF    SIGNING    AS    ATTORNEY,
                                                EXECUTOR, ADMINISTRATOR, TRUSTEE
                                                OR GUARDIAN, PLEASE INDICATE THE
                                                CAPACITY   IN   WHICH   YOU  ARE
                                                ACTING.   PROXIES   EXECUTED  BY
                                                CORPORATIONS SHOULD BE SIGNED BY
                                                A DULY  AUTHORIZED  OFFICER  AND
                                                SHOULD BEAR THE CORPORATE SEAL.

              PLEASE DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY
           IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED
                              IN THE UNITED STATES.



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